                                   THE FAIRWAY
                                 1705 COIT ROAD
                                  PLANO, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                              AS OF APRIL 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 16, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    THE FAIRWAY
       1705 COIT ROAD
       PLANO, COLLIN COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 256 units with a total of 216,736 square feet of rentable area. The improvements were built in 1979. The improvements are situated on 15.9364 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE FAIRWAY, PLANO, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 28, 2003 is:

                                  ($11,800,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             /s/ Frank Fehribach
July 16, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Shayne Hatch
Texas Appraiser Trainee
#TX-1330454-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE FAIRWAY, PLANO, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary..........................................................    4
Introduction...............................................................    9
Area Analysis..............................................................   11
Market Analysis............................................................   14
Site Analysis..............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                    VALUATION

Valuation Procedure........................................................   18
Sales Comparison Approach..................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE FAIRWAY, PLANO, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   The Fairway
LOCATION:                        1705 Coit Road
                                 Plano, Texas

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee Simple Estate

DATE OF VALUE:                   April 28, 2003
DATE OF REPORT:                  July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
      Size:                      15.9364 acres, or 694,190 square feet
      Assessor Parcel No.:       R-0189-001-0010-1
      Floodplain:                Community Panel No. 48085C0420G (January 19,
                                  1996)
                                 Flood Zone X, an area outside the floodplain.
     Zoning:                     MF-2 (Multi-Family Residence)

BUILDING:
      No. of Units:              256 Units
      Total NRA:                 216,736 Square Feet
      Average Unit Size:         847 Square Feet
      Apartment Density:         16.1 units per acre
      Year Built:                1979

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                          Square         --------------------      Monthly          Annual
   Unit Type               Feet          Per Unit      Per SF      Income           Income
--------------------------------------------------------------------------------------------
1Br/1Ba - 1A10              677            $600        $0.89      $ 67,200        $  806,400
1Br/1Ba - 1B10              827            $750        $0.91      $ 42,000        $  504,000
2Br/2Ba - 2A20            1,000            $780        $0.78      $ 42,900        $  514,800
2Br/2Ba - 2B20            1,200            $850        $0.71      $ 28,050        $  336,600
                                                       -------------------------------------
                                                       Total      $180,150        $2,161,800
                                                       =====================================

OCCUPANCY:                       93%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   24 Years
REMAINING ECONOMIC LIFE:         21 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE FAIRWAY, PLANO, TEXAS

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDINGS PICTURE]  [EXTERIOR - LANDSCAPE & FRONTAGE PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE FAIRWAY, PLANO, TEXAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
      As Vacant:               Hold for future multi-family development
      As Improved:             Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE FAIRWAY, PLANO, TEXAS

PART TWO - ECONOMIC INDICATORS

                                                        Amount                 $/Unit
                                                     -----------            --------------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                              $ 2,161,800            $ 8,445
Effective Gross Income                               $ 2,091,256            $ 8,169
Operating Expenses                                   $   927,170            $ 3,622          44.3% of EGI
Net Operating Income:                                $ 1,100,086            $ 4,297

Capitalization Rate                                  9.25%
DIRECT CAPITALIZATION VALUE                          $11,800,000  *         $46,094 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                       10 years
2002 Economic Vacancy                                10%
Stabilized Vacancy & Collection Loss:                8%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         9.75%
Discount Rate                                        10.75%
Selling Costs                                        3.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $12,100,000  *         $47,266 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $12,000,000            $46,875 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $28,027 to $52,612
       Range of Sales $/Unit (Adjusted)              $40,637 to $47,870
VALUE INDICATION - PRICE PER UNIT                    $11,100,000  *         $43,359 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            4.82 to 5.77
       Selected EGIM for Subject                     5.50
       Subject's Projected EGI                       $2,091,256
EGIM ANALYSIS CONCLUSION                             $11,400,000  *         $44,531 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $11,600,000  *         $45,313 / UNIT

RECONCILED SALES COMPARISON VALUE                    $11,400,000            $44,531 / UNIT

----------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE FAIRWAY, PLANO, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                               $11,100,000
  NOI Per Unit                                 $11,600,000
  EGIM Multiplier                              $11,400,000
INDICATED VALUE BY SALES COMPARISON            $11,400,000         $44,531 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                $11,800,000
  Discounted Cash Flow Method:                 $12,100,000
INDICATED VALUE BY THE INCOME APPROACH         $12,000,000         $46,875 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:           $11,800,000         $46,094 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE FAIRWAY, PLANO, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1705 Coit Road, Plano, Collin County, Texas. Plano identifies it as R-0189-001-0010-1.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Shayne Hatch on April 28, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Shayne Hatch performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Shayne Hatch have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 28, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE FAIRWAY, PLANO, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:            6 to 12 months
       EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in DGP, L.P.. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE FAIRWAY, PLANO, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Plano, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Woodburn Corners
West  - Ohio Drive
South - West Plano Parkway
North - West Park Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include Alcatel, CCCC-Spring Creek, Countrywide Home Loans, Dr Pepper/Seven-Up Corp. EDS, Ericsson Headquarters, JC Penney Co Inc, Medical Center of Plano, Perot Systems, and Raytheon. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE FAIRWAY, PLANO, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                               ----------------------------------------
CATEGORY                       1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS       MSA
-------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  13,147       112,971       321,761     3,673,578
5-Year Population                   13,985       125,701       369,733     4,073,691
% Change CY-5Y                         6.4%         11.3%         14.9%         10.9%
Annual Change CY-5Y                    1.3%          2.3%          3.0%          2.2%

HOUSEHOLDS
Current Households                   4,932        47,398       134,033     1,333,540
5-Year Projected Households          5,317        53,748       155,846     1,464,730
% Change CY - 5Y                       7.8%         13.4%         16.3%          9.8%
Annual Change CY-5Y                    1.6%          2.7%          3.3%          2.0%

INCOME TRENDS
Median Household Income         $   92,477    $   89,130    $   82,476    $   52,302
Per Capita Income               $   33,770    $   42,365    $   40,810    $   25,319
Average Household Income        $   90,814    $  101,192    $   97,861    $   69,747

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ----------------------------------------------
CATEGORY                            1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS         MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                32.88%            37.83%          40.69%           36.71%
5-Year Projected % Renting             30.43%            35.27%          38.79%           36.11%

% of Households Owning                 63.64%            58.85%          55.43%           53.58%
5-Year Projected % Owning              65.93%            61.42%          57.58%           54.86%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE FAIRWAY, PLANO, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Garden Offices/Retail strip center
South - Residential/Hospital
East  - Commercial/Offices
West  - Residential

CONCLUSIONS

The subject is well located within the city of Plano. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE FAIRWAY, PLANO, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Plano in Collin County. The overall pace of development in the subject's market is more or less stable. There is no evidence of new construction in the subject's neighborhood. The market appears to have reached a level of stability. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period          Region          Submarket
-----------------------------------------
 4Q01            N/A              7.4%
 1Q02            N/A              8.9%
 2Q02            N/A              8.6%
 3Q02            N/A              8.6%
 4Q02            8.6%             8.5%
 1Q03            9.4%             9.7%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Vacancy rates have increased over the last year. Over the last year the vacancy rate has increased to 9.7%, as of the 1st quarter of 2003.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period          Region               % Change       Submarket        % Change
-----------------------------------------------------------------------------
 4Q01            N/A                    -              $879               -
 1Q02            N/A                   N/A             $877            -0.2%
 2Q02            N/A                   N/A             $883             0.7%
 3Q02            N/A                   N/A             $872            -1.2%
 4Q02            N/A                   N/A             $878             0.7%
 1Q03            N/A                   N/A             $881             0.3%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE FAIRWAY, PLANO, TEXAS

                             COMPETITIVE PROPERTIES

  No.            Property Name        Units       Ocpy.       Year Built         Proximity to subject
-----------------------------------------------------------------------------------------------------
  R-1        Summer Meadows            387          91%          1987                  3 Miles
  R-2        Summer Crossing           297         N/A           1986                  1 Mile
  R-3        Lodgetree Apartments      480          86%          1982                  0.5 Miles
Subject      The Fairway               256          93%          1979

Market rents in the subject's submarket have remained stable. At the end of 2001, the submarket rent was $870 per unit. This amount has fluctuated over the last year, but is currently at $881 per unit through the first quarter of 2003.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE FAIRWAY, PLANO, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                     15.9364 acres, or 694,190 square feet
  Shape                         Irregular
  Topography                    Level
  Utilities                     All necessary utilities are available to the
                                 site.
  Soil Conditions               Stable
  Easements Affecting Site      None other than typical utility easements
  Overall Site Appeal           Average
  Flood Zone:
     Community Panel            48085C0420G, dated January 19, 1996
     Flood Zone                 Zone X
  Zoning                        MF-2, the subject improvements represent a legal
                                conforming use of the site.

REAL ESTATE TAXES

                                           ASSESSED VALUE - 2002
                              -----------------------------------------------      TAX RATE /         PROPERTY
  PARCEL NUMBER                  LAND            BUILDING            TOTAL         MILL RATE            TAXES
--------------------------------------------------------------------------------------------------------------
R-0189-001-0010-1             $2,429,665        $8,612,885        $11,042,550       0.02499           $275,936

IMPROVEMENT ANALYSIS

  Year Built                    1979
  Number of Units               256
  Net Rentable Area             216,736 Square Feet
  Construction:
    Foundation                  Reinforced concrete slab
    Frame                       Heavy or light wood
    Exterior Walls              Brick or masonry
    Roof                        Composition shingle over a wood truss structure
  Project Amenities             Amenities at the subject include a  swimming
                                pool, spa/jacuzzi, basketball court, tennis court, meeting hall, laundry room, business office, and parking area.

  Unit Amenities                Individual unit amenities include a balcony,
                                fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE FAIRWAY, PLANO, TEXAS

Unit Mix:

                                                Unit Area
  Unit Type            Number of Units          (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba - 1A10              112                     677
1Br/1Ba - 1B10               56                     827
2Br/2Ba - 2A20               55                   1,000
2Br/2Ba - 2B20               33                   1,200

  Overall Condition             Average
  Effective Age                 24 years
  Economic Life                 45 years
  Remaining Economic Life       21 years
  Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1979 and consist of a 256-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE FAIRWAY, PLANO, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE FAIRWAY, PLANO, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE FAIRWAY, PLANO, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE FAIRWAY, PLANO, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                           COMPARABLE                      COMPARABLE
          DESCRIPTION                          SUBJECT                         I - 1                           I - 2
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                    The Fairway                     Polo Club Apartments           McCallum Meadows Apartments
LOCATION:
  Address                          1705 Coit Road                  5616 Spring Valley Road        7760 McCallum Boulevard
  City, State                      Plano,Texas                     Dallas, TX                     Dallas, TX
  County                           Collin                          Dallas                         Collin
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           216,736                         146,960                        143,688
  Year Built                       1979                            1978                           1987
  Number of Units                  256                             192                            297
  Unit Mix:                             Type              Total              Type         Total   Type                   Total
                                   1Br/1Ba - 1A10           112    1BR/1Ba                  112   N/A
                                   1Br/1Ba - 1B10            56    2BR/2Ba                   80
                                   2Br/2Ba - 2A20            55
                                   2Br/2Ba - 2B20            33
  Average Unit Size (SF)           847                             765                            484
  Land Area (Acre)                 15.9364                         7.5000                         4.2700
  Density (Units/Acre)             16.1                            25.6                           69.6
  Parking Ratio (Spaces/Unit)      2.18                            1.59                           N/A
  Parking Type (Gr., Cov., etc.)   Open                            Open                           Open, Covered
CONDITION:                         Average                         Average                        Fair
APPEAL:                            Average                         Average                        Fair
AMENITIES:
  Pool/Spa                         Yes/Yes                         Yes/No                         No/No
  Gym Room                         No                              No                             No
  Laundry Room                     Yes                             Yes                            Yes
  Secured Parking                  No                              Yes                            No
  Sport Courts                     Yes                             No                             No
OCCUPANCY:                         93%                             86%                            92%
TRANSACTION DATA:
  Sale Date                                                        June, 2002                     February, 2002
  Sale Price ($)                                                   $7,000,000                     $8,324,000
  Grantor                                                          PRP/DRR-Texas Limited          Parthenay Meadows (J.V.)
                                                                   Partnership (LP)
  Grantee                                                          Trivest Residential            Texas McCallum Meadows
                                                                                                  Partners (Ltd)
  Sale Documentation                                               2002116-0109                   5086-0463
  Verification                                                     Mr. Balthrobe                  Mr. Seward
  Telephone Number                                                 972-450-3300                   214-369-6900
ESTIMATED PRO-FORMA:                                                 Total $    $/Unit    $/SF      Total $    $/Unit     $/SF
  Potential Gross Income                                           $1,410,048   $ 7,344   $9.59   $1,735,464   $ 5,843   $12.08
  Vacancy/Credit Loss                                              $  197,407   $ 1,028   $1.34   $  147,514   $   497   $ 1.03
                                                                   ------------------------------------------------------------
  Effective Gross Income                                           $1,212,641   $ 6,316   $8.25   $1,587,950   $ 5,347   $11.05
  Operating Expenses                                               $  624,000   $ 3,250   $4.25   $  849,506   $ 2,860   $ 5.91
                                                                   ------------------------------------------------------------
  Net Operating Income                                             $  588,641   $ 3,066   $4.01   $  738,444   $ 2,486   $ 5.14
                                                                   ------------------------------------------------------------
NOTES:
  PRICE PER UNIT                                                                $36,458                        $28,027
  PRICE PER SQUARE FOOT                                                         $ 47.63                        $ 57.93
  EXPENSE RATIO                                                                    51.5%                          53.5%
  EGIM                                                                             5.77                           5.24
  OVERALL CAP RATE                                                                 8.41%                          8.87%
  Cap Rate based on Pro Forma or Actual Income?                                ACTUAL                         ACTUAL

                                            COMPARABLE                       COMPARABLE                      COMPARABLE
          DESCRIPTION                         I - 3                            I - 4                           I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Courts of McCallum Apartments   Jefferson at Preston Apartments   Park on Preston Apartments
LOCATION:
---------------------------------------------------------------------------------------------------------------------------------
  Address                          7777 McCallum Boulevard         6820 Preston Road                 17878 Preston Road
  City, State                      Dallas, TX                      Plano, TX                         Plano, TX
  County                           Collin                          Collin                            Collin
PHYSICAL CHARATERISTICS:
---------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)           83,426                          213,860                           182,286
  Year Built                       1984                            1991                              1983
  Number of Units                  144                             268                               286
  Unit Mix:                               Type          Total               Type         Total             Type          Total
                                   1Br/1Ba                125      1 Bedroom               208       1Br/1Ba- A             72
                                   2Br/2Ba                 19      2 Bedrooms               60       1Br/1Ba- B             72
                                                                                                     1Br/1Ba- C             70
                                                                                                     2Br/1Ba-A              45
                                                                                                     2Br/2Ba-B              27
  Average Unit Size (SF)           579                             798                               637
  Land Area (Acre)                 2.4000                          13.2600                           7.0900
  Density (Units/Acre)             60.0                            20.2                              40.3
  Parking Ratio (Spaces/Unit)      1.49                            2.08                              0.00
  Parking Type (Gr., Cov., etc.)   Open                            Open, Covered                     Open, Covered
CONDITION:                         Fair                            Good                              Average
APPEAL:                            Fair                            Good                              Average
AMENITIES:
  Pool/Spa                         No/No                           Yes/Yes                           Yes/No
  Gym Room                         No                              Yes                               Yes
  Laundry Room                     Yes                             Yes                               Yes
  Secured Parking                  No                              Yes                               Yes
  Sport Courts                     No                              No                                No
OCCUPANCY:                         97%                             N/A                               N/A
TRANSACTION DATA:
  Sale Date                        January, 2002                   September, 2001                   February, 2000
  Sale Price ($)                   $4,926,000                      $14,100,000                       $9,625,000
  Grantor                          Texas Courts of McCallum        Jefferson at Preston (Ltd)        Heritage-Preston Park (LP)
                                   Partners (Ltd)
  Grantee                          Courts of McCallum Partners     Trivest Preston Partners (LP)     Westdale Polo Club (Ltd)
                                   (LP)
  Sale Documentation               5097-0854                       4998-2913                         4614-2533
  Verification                     Mr. Seward                      Oboyle Properties                 Mr. Goris
  Telephone Number                 214-369-6900                    972-934-3400                      972-458-4800
ESTIMATED PRO-FORMA:                Total $     $/Unit    $/SF      Total $      $/Unit    $/SF       Total $     $/Unit    $/SF
  Potential Gross Income           $935,040    $ 6,493   $11.21    $        0   $     0   $ 0.00     $        0  $     0   $ 0.00
  Vacancy/Credit Loss              $ 28,051    $   195   $ 0.34    $        0   $     0   $ 0.00     $        0  $     0   $ 0.00
                                   ----------------------------------------------------------------------------------------------
  Effective Gross Income           $906,989    $ 6,299   $10.87    $2,457,240   $ 9,169   $11.49     $1,994,880  $ 6,975   $10.94
  Operating Expenses               $455,404    $ 3,163   $ 5.46    $1,017,117   $ 3,795   $ 4.76     $  916,000  $ 3,203   $ 5.03
                                   ----------------------------------------------------------------------------------------------
  Net Operating Income             $451,585    $ 3,136   $ 5.41    $1,440,123   $ 5,374   $ 6.73     $1,078,880  $ 3,772   $ 5.92
                                   ----------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                               $34,208                          $52,612                          $33,654
  PRICE PER SQUARE FOOT                        $ 59.05                          $ 65.93                          $ 52.80
  EXPENSE RATIO                                   50.2%                            41.4%                            45.9%
  EGIM                                            5.43                             5.74                             4.82
  OVERALL CAP RATE                                9.17%                           10.21%                           11.21%
  Cap Rate based on Pro Forma or
    Actual Income?                             ACTUAL                          ACTUAL                         ACTUAL


AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE FAIRWAY, PLANO, TEXAS

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $28,027 to $52,612 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $40,637 to $47,870 per unit with a mean or average adjusted price of $43,818 per unit. The median adjusted price is $43,773 per unit. Based on the following analysis, we have concluded to a value of $44,000 per unit, which results in an "as is" value of $11,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE FAIRWAY, PLANO, TEXAS

SALES ADJUSTMENT GRID

                                                                  COMPARABLE                        COMPARABLE
DESCRIPTION                          SUBJECT                        I - 1                             I - 2
------------------------------------------------------------------------------------------------------------------------
  Property Name                      The Fairway        Polo Club Apartments              McCallum Meadows Apartments
  Address                            1705 Coit Road     5616 Spring Valley Road           7760 McCallum Boulevard
  City                               Plano, Texas       Dallas, TX                        Dallas, TX
  Sale Date                                             June, 2002                        February, 2002
  Sale Price ($)                                        $7,000,000                        $8,324,000
  Net Rentable Area (SF)             216,736            146,960                           143,688
  Number of Units                    256                192                               297
  Price Per Unit                                        $36,458                           $28,027
  Year Built                         1979               1978                              1987
  Land Area (Acre)                   15.9364            7.5000                            4.2700
VALUE ADJUSTMENTS                       DESCRIPTION        DESCRIPTION             ADJ.       DESCRIPTION          ADJ.
  Property Rights Conveyed           Fee Simple Estate  Fee Simple Estate           0%    Fee Simple Estate         0%
  Financing                                             Cash To Seller              0%    Cash To Seller            0%
  Conditions of Sale                                    Arm's Length                0%    Arm's Length              0%
  Date of Sale (Time)                                   06-2002                     1%    02-2002                   2%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                $36,823                           $28,587
  Location                                              Inferior                   10%    Inferior                 20%
  Number of Units                    256                192                         0%    297                       0%
  Quality / Appeal                   Good               Inferior                    5%    Inferior                  5%
  Age / Condition                    1979               1978 / Average              0%    1987 / Fair              -5%
  Occupancy at Sale                  93%                86%                        10%    92%                       0%
  Amenities                          Good               Inferior                    5%    Inferior                  5%
  Average Unit Size (SF)             847                765                         0%    484                      20%
PHYSICAL ADJUSTMENT                                                                30%                             45%
FINAL ADJUSTED VALUE ($/UNIT)                                      $47,870                           $41,452

                                               COMPARABLE                        COMPARABLE                    COMPARABLE
DESCRIPTION                                      I - 3                             I - 4                          I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Courts of McCallum Apartments   Jefferson at Preston Apartments   Park on Preston Apartments
  Address                            7777 McCallum Boulevard         6820 Preston Road                 17878 Preston Road
  City                               Dallas, TX                      Plano, TX                         Plano, TX
  Sale Date                          January, 2002                   September, 2001                   February, 2000
  Sale Price ($)                     $4,926,000                      $14,100,000                       $9,625,000
  Net Rentable Area (SF)             83,426                          213,860                           182,286
  Number of Units                    144                             268                               286
  Price Per Unit                     $34,208                         $52,612                           $33,654
  Year Built                         1984                            1991                              1983
  Land Area (Acre)                   2.4000                          13.2600                           7.0900
VALUE ADJUSTMENTS                        DESCRIPTION       ADJ.          DESCRIPTION           ADJ.        DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate      0%       Fee Simple Estate          0%     Fee Simple Estate       0%
  Financing                          Cash To Seller         0%       Cash To Seller             0%     Cash To Seller          0%
  Conditions of Sale                 Arm's Length           0%       Arm's Length               0%     Arm's Length            0%
  Date of Sale (Time)                01-2002                2%       09-2001                    4%     02-2000                 5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $34,893                         $54,716                           $35,337
  Location                           Inferior              20%       Comparable                 0%     Comparable              0%
  Number of Units                    144                   -5%       268                        0%     286                     0%
  Quality / Appeal                   Inferior               5%       Comparable                 0%     Comparable              0%
  Age / Condition                    1984 / Fair           -5%       1991 / Good              -10%     1983 / Average          0%
  Occupancy at Sale                  97%                    0%       N/A                        0%     N/A                     0%
  Amenities                          Inferior               5%       Superior                 -10%     Inferior               10%
  Average Unit Size (SF)             579                   10%       798                        0%     637                     5%
PHYSICAL ADJUSTMENT                                        30%                                -20%                            15%
FINAL ADJUSTED VALUE ($/UNIT)                   $45,360                         $43,773                           $40,637

SUMMARY

VALUE RANGE (PER UNIT)                            $40,637 TO $47,870
MEAN (PER UNIT)                                   $43,818
MEDIAN (PER UNIT)                                 $43,773
VALUE CONCLUSION (PER UNIT)                       $44,000

VALUE OF IMPROVEMENT & MAIN SITE                                               $11,264,000
  PV OF CONCESSIONS                                                           -$   136,000
VALUE INDICATED BY SALES COMPARISON APPROACH                                   $11,128,000
ROUNDED                                                                        $11,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE FAIRWAY, PLANO, TEXAS

                             NOI PER UNIT COMPARISON

                          SALE PRICE                     NOI/            SUBJECT NOI
COMPARABLE    NO. OF      ----------                  --------------------------------      ADJUSTMENT         INDICATED
   NO.        UNITS       PRICE/UNIT        OAR        NOI/UNIT         SUBJ. NOI/UNIT        FACTOR           VALUE/UNIT
-------------------------------------------------------------------------------------------------------------------------
   I-1         192        $ 7,000,000      8.41%      $  588,641          $1,100,086          1.402             $51,102
                          $    36,458                 $    3,066          $    4,297
   I-2         297        $ 8,324,000      8.87%      $  738,444          $1,100,086          1.728             $48,440
                          $    28,027                 $    2,486          $    4,297
   I-3         144        $ 4,926,000      9.17%      $  451,585          $1,100,086          1.370             $46,875
                          $    34,208                 $    3,136          $    4,297
   I-4         268        $14,100,000     10.21%      $1,440,123          $1,100,086          0.800             $42,073
                          $    52,612                 $    5,374          $    4,297
   I-5         286        $ 9,625,000     11.21%      $1,078,880          $1,100,086          1.139             $38,337
                          $    33,654                 $    3,772          $    4,297

                                   PRICE/UNIT

   Low          High          Average       Median
$38,337       $51,102         $45,365       $46,875

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                       $    46,000
                                              ------------
Number of Units                                        256

Value                                          $11,776,000
  PV of Concessions                           -$   136,000
                                              ------------
Value Based on NOI Analysis                    $11,640,000
                          Rounded              $11,600,000

The adjusted sales indicate a range of value between $38,337 and $51,102 per unit, with an average of $45,365 per unit. Based on the subject's competitive position within the improved sales, a value of $46,000 per unit is estimated. This indicates an "as is" market value of $11,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE FAIRWAY, PLANO, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                           SALE PRICE
COMPARABLE    NO. OF       ----------        EFFECTIVE         OPERATING                         SUBJECT
   NO.        UNITS        PRICE/UNIT      GROSS INCOME         EXPENSE          OER          PROJECTED OER              EGIM
-----------------------------------------------------------------------------------------------------------------------------
   I-1         192        $ 7,000,000       $1,212,641        $  624,000       51.46%                                    5.77
                          $    36,458
   I-2         297        $ 8,324,000       $1,587,950        $  849,506       53.50%                                    5.24
                          $    28,027
   I-3         144        $ 4,926,000       $  906,989        $  455,404       50.21%             44.34%                 5.43
                          $    34,208
   I-4         268        $14,100,000       $2,457,240        $1,017,117       41.39%                                    5.74
                          $    52,612
   I-5         286        $ 9,625,000       $1,994,880        $  916,000       45.92%                                    4.82
                          $    33,654

                                      EGIM

Low          High     Average         Median
4.82         5.77      5.40            5.43

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                5.50
                                     ------------
Subject EGI                           $ 2,091,256

Value                                 $11,501,908
  PV of Concessions                  -$   136,000
                                     ------------
Value Based on EGIM Analysis          $11,365,908
                         Rounded      $11,400,000

 Value Per Unit                       $    44,531

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.34% before reserves. The comparable sales indicate a range of expense ratios from 41.39% to 53.50%, while their EGIMs range from 4.82 to 5.77. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $11,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $11,400,000.

Price Per Unit                    $11,100,000
NOI Per Unit                      $11,600,000
EGIM Analysis                     $11,400,000

Sales Comparison Conclusion       $11,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE FAIRWAY, PLANO, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE FAIRWAY, PLANO, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

SUMMARY OF ACTUAL AVERAGE RENTS

                                         Average
                  Unit Area      ------------------------
   Unit Type      (Sq. Ft.)      Per Unit          Per SF       %Occupied
-------------------------------------------------------------------------
1Br/1Ba - 1A10       677           $590            $0.87          92.9%
1Br/1Ba - 1B10       827           $713            $0.86          98.2%
2Br/2Ba - 2A20      1000           $777            $0.78          85.5%
2Br/2Ba - 2B20      1200           $840            $0.70          93.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE FAIRWAY, PLANO, TEXAS

                                  RENT ANALYSIS

                                                                                        COMPARABLE RENTS
                                                                          ------------------------------------------
                                                                            R-1              R-2             R-3
                                                                          ------------------------------------------
                                                                          Summer           Summer          Lodgetree
                                                                          Meadows         Crossing        Apartments
                                                                          ------------------------------------------
                                             SUBJECT      SUBJECT                    COMPARISON TO SUBJECT
                           SUBJECT UNIT       ACTUAL       ASKING         ------------------------------------------
     DESCRIPTION               TYPE            RENT         RENT          Similar          Similar           Similar
--------------------------------------------------------------------------------------------------------------------
Monthly Rent              1BR/1BA - 1A10     $  590       $  559          $  647           $  619            $  589
Unit Area (SF)                                  677          677             701              660               674
Monthly Rent Per Sq. Ft.                     $ 0.87       $ 0.83          $ 0.92           $ 0.94            $ 0.87

Monthly Rent              1BR/1BA - 1B10     $  713       $  709          $  835           $  689            $  709
Unit Area (SF)                                  827          827             893              896               873
Monthly Rent Per Sq. Ft.                     $ 0.86       $ 0.86          $ 0.94           $ 0.77            $ 0.81

Monthly Rent              2BR/2BA - 2A20     $  777       $  769          $  935           $  869            $  769
Unit Area (SF)                                1,000        1,000           1,020            1,022               970
Monthly Rent Per Sq. Ft.                     $ 0.78       $ 0.77          $ 0.92           $ 0.85            $ 0.79

Monthly Rent              2BR/2BA - 2B20     $  840       $  869          $  997           $  989            $  839
Unit Area (SF)                                1,200        1,200           1,178            1,277             1,070
Monthly Rent Per Sq. Ft.                     $ 0.70       $ 0.72          $ 0.85           $ 0.77            $ 0.78

    DESCRIPTION            MIN            MAX            MEDIAN        AVERAGE
------------------------------------------------------------------------------
Monthly Rent              $  589         $  647          $  619         $  618
Unit Area (SF)               660            701             674            678
Monthly Rent Per Sq. Ft.  $ 0.87         $ 0.94          $ 0.92         $ 0.91

Monthly Rent              $  689         $  835          $  709         $  744
Unit Area (SF)               873            896             893            887
Monthly Rent Per Sq. Ft.  $ 0.77         $ 0.94          $ 0.81         $ 0.84

Monthly Rent              $  769         $  935          $  869         $  858
Unit Area (SF)               970         1 ,022          1 ,020         1 ,004
Monthly Rent Per Sq. Ft.  $ 0.79         $ 0.92          $ 0.85         $ 0.85

Monthly Rent              $  839         $  997          $  989         $  942
Unit Area (SF)             1,070          1,277           1,178          1,175
Monthly Rent Per Sq. Ft.  $ 0.77         $ 0.85          $ 0.78         $ 0.80

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                 Market Rent
                                            Unit Area     ------------------------       Monthly         Annual
  Unit Type         Number of Units         (Sq. Ft.)     Per Unit          Per SF       Income          Income
-----------------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10           112                   677          $600            $0.89       $ 67,200       $  806,400
1Br/1Ba - 1B10            56                   827          $750            $0.91       $ 42,000       $  504,000
2Br/2Ba - 2A20            55                 1,000          $780            $0.78       $ 42,900       $  514,800
2Br/2Ba - 2B20            33                 1,200          $850            $0.71       $ 28,050       $  336,600
                                                                            -------------------------------------
                                                                            Total       $180,150       $2,161,800
                                                                            =====================================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE FAIRWAY, PLANO, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000          FISCAL YEAR 2001           FISCAL YEAR 2002
                            ---------------------------------------------------------------------------
                                     ACTUAL                   ACTUAL                     ACTUAL
                            ---------------------------------------------------------------------------
DESCRIPTION                    TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL       PER UNIT
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,143,630   $    8,374   $2,218,584   $    8,666   $2,205,187   $    8,614

  Vacancy                   $  101,755   $      397   $   79,972   $      312   $  125,652   $      491
  Credit Loss/Concessions   $   76,456   $      299   $   60,095   $      235   $   88,069   $      344
-------------------------------------------------------------------------------------------------------
    Subtotal                $  178,211   $      696   $  140,067   $      547   $  213,721   $      835

  Laundry Income            $        0   $        0   $   34,288   $      134   $   23,410   $       91
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $  101,479   $      396   $   59,501   $      232   $   90,762   $      355
-------------------------------------------------------------------------------------------------------
    Subtotal Other Income   $  101,479   $      396   $   93,789   $      366   $  114,172   $      446

-------------------------------------------------------------------------------------------------------
Effective Gross Income      $2,066,898   $    8,074   $2,172,306   $    8,486   $2,105,638   $    8,225

Operating Expenses
  Taxes                     $  262,092   $    1,024   $  235,004   $      918   $  276,283   $    1,079
  Insurance                 $   33,539   $      131   $   32,080   $      125   $   55,877   $      218
  Utilities                 $   96,047   $      375   $  127,181   $      497   $   92,912   $      363
  Repair & Maintenance      $   38,520   $      150   $   36,354   $      142   $   22,138   $       86
  Cleaning                  $   93,361   $      365   $   69,662   $      272   $   71,796   $      280
  Landscaping               $   68,271   $      267   $   73,163   $      286   $   76,470   $      299
  Security                  $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing       $   45,500   $      178   $   31,440   $      123   $   24,758   $       97
  General Administrative    $  215,658   $      842   $  190,447   $      744   $  182,797   $      714
  Management                $  106,918   $      418   $  105,904   $      414   $  109,498   $      428
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0

-------------------------------------------------------------------------------------------------------
Total Operating Expenses    $  959,906   $    3,750   $  901,235   $    3,520   $  912,529   $    3,565

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0

-------------------------------------------------------------------------------------------------------
Net Income                  $1,106,992   $    4,324   $1,271,071   $    4,965   $1,193,109   $    4,661

                                FISCAL YEAR 2003          ANNUALIZED 2003
                            -------------------------------------------------
                                MANAGEMENT BUDGET            PROJECTION                   AAA PROJECTION
                            ------------------------------------------------------------------------------------
DESCRIPTION                    TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT      %
----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,167,812   $    8,468   $2,107,212   $    8,231   $2,161,800   $    8,445   100.0%

  Vacancy                   $   80,500   $      314   $   87,416   $      341   $  108,090   $      422     5.0%
  Credit Loss/Concessions   $   36,600   $      143   $   95,468   $      373   $   64,854   $      253     3.0%
----------------------------------------------------------------------------------------------------------------
    Subtotal                $  117,100   $      457   $  182,884   $      714   $  172,944   $      676     8.0%

  Laundry Income            $   26,568   $      104   $   29,992   $      117   $   25,600   $      100     1.2%
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue       $   60,000   $      234   $  107,740   $      421   $   76,800   $      300     3.6%
----------------------------------------------------------------------------------------------------------------
    Subtotal Other Income   $   86,568   $      338   $  137,732   $      538   $  102,400   $      400     4.7%

----------------------------------------------------------------------------------------------------------------
Effective Gross Income      $2,137,280   $    8,349   $2,062,060   $    8,055   $2,091,256   $    8,169   100.0%

Operating Expenses
  Taxes                     $  275,983   $    1,078   $  276,668   $    1,081   $  281,600   $    1,100    13.5%
  Insurance                 $   63,387   $      248   $   63,420   $      248   $   64,000   $      250     3.1%
  Utilities                 $  156,200   $      610   $  111,380   $      435   $  107,520   $      420     5.1%
  Repair & Maintenance      $   25,950   $      101   $   29,672   $      116   $   30,720   $      120     1.5%
  Cleaning                  $   63,600   $      248   $   66,068   $      258   $   65,280   $      255     3.1%
  Landscaping               $   75,680   $      296   $   72,216   $      282   $   75,520   $      295     3.6%
  Security                  $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing       $   34,260   $      134   $   34,744   $      136   $   34,560   $      135     1.7%
  General Administrative    $  150,044   $      586   $  201,496   $      787   $  184,320   $      720     8.8%
  Management                $  109,719   $      429   $  107,104   $      418   $   83,650   $      327     4.0%
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0     0.0%

----------------------------------------------------------------------------------------------------------------
Total Operating Expenses    $  954,823   $    3,730   $  962,768   $    3,761   $  927,170   $    3,622    44.3%

  Reserves                  $        0   $        0   $        0   $        0   $   64,000   $      250     6.9%

----------------------------------------------------------------------------------------------------------------
Net Income                  $1,182,457   $    4,619   $1,099,292   $    4,294   $1,100,086   $    4,297    52.6%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE FAIRWAY, PLANO, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                   CAPITALIZATION RATES
                 ------------------------------------------------------
                        GOING-IN                       TERMINAL
                 ------------------------------------------------------
                  LOW             HIGH            LOW             HIGH
-----------------------------------------------------------------------
RANGE            6.00%           10.00%          7.00%           10.00%
AVERAGE                  8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE FAIRWAY, PLANO, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.           SALE DATE       OCCUP.         PRICE/UNIT           OAR
-----------------------------------------------------------------------------
  I-1                Jun-02          86%            $36,458             8.41%
  I-2                Feb-02          92%            $28,027             8.87%
  I-3                Jan-02          97%            $34,208             9.17%
  I-4                Sep-01          N/A            $52,612            10.21%
  I-5                Feb-00          N/A            $33,654            11.21%
                                                    ------------------------
                                                       High            11.21%
                                                    ------------------------
                                                        Low             8.41%
                                                    ------------------------
                                                    Average             9.57%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.25%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.75%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.75% indicates a value of $12,100,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE FAIRWAY, PLANO, TEXAS

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE FAIRWAY, PLANO, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                                   THE FAIRWAY

                YEAR                     APR-2004     APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                    1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,161,800    $2,161,800    $2,205,036    $2,271,187    $2,339,323    $2,409,502

  Vacancy                              $  108,090    $  108,090    $  110,252    $  113,559    $  116,966    $  120,475
  Credit Loss                          $   64,854    $   64,854    $   66,151    $   68,136    $   70,180    $   72,285
  Concessions                          $   43,236    $   43,236    $   44,101    $   22,712    $   23,393    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  216,180    $  216,180    $  220,504    $  204,407    $  210,539    $  192,760

  Laundry Income                       $   25,600    $   25,600    $   26,112    $   26,895    $   27,702    $   28,533
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   76,800    $   76,800    $   78,336    $   80,686    $   83,107    $   85,600
                                       --------------------------------------------------------------------------------
      Subtotal Other Income            $  102,400    $  102,400    $  104,448    $  107,581    $  110,809    $  114,133

                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,048,020    $2,048,020    $2,088,980    $2,174,362    $2,239,593    $2,330,875

OPERATING EXPENSES:
  Taxes                                $  281,600    $  290,048    $  298,749    $  307,712    $  316,943    $  326,452
  Insurance                            $   64,000    $   65,920    $   67,898    $   69,935    $   72,033    $   74,194
  Utilities                            $  107,520    $  110,746    $  114,068    $  117,490    $  121,015    $  124,645
  Repair & Maintenance                 $   30,720    $   31,642    $   32,591    $   33,569    $   34,576    $   35,613
  Cleaning                             $   65,280    $   67,238    $   69,256    $   71,333    $   73,473    $   75,677
  Landscaping                          $   75,520    $   77,786    $   80,119    $   82,523    $   84,998    $   87,548
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   34,560    $   35,597    $   36,665    $   37,765    $   38,898    $   40,065
  General Administrative               $  184,320    $  189,850    $  195,545    $  201,411    $  207,454    $  213,677
  Management                           $   81,921    $   81,921    $   83,559    $   86,974    $   89,584    $   93,235
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  925,441    $  950,746    $  978,450    $1,008,712    $1,038,973    $1,071,106

  Reserves                             $   64,000    $   65,920    $   67,898    $   69,935    $   72,033    $   74,194

                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,058,579    $1,031,354    $1,042,633    $1,095,716    $1,128,587    $1,185,576

  Operating Expense Ratio (% of EGI)         45.2%         46.4%         46.8%         46.4%         46.4%         46.0%
  Operating Expense Per Unit           $    3,615    $    3,714    $    3,822    $    3,940    $    4,058    $    4,184

                YEAR                    APR-2010       APR-2011     APR-2012      APR-2013      APR-2014
             FISCAL YEAR                    7              8            9            10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,481,787    $2,556,241    $2,632,928    $2,711,916    $2,793,274

  Vacancy                              $  124,089    $  127,812    $  131,646    $  135,596    $  139,664
  Credit Loss                          $   74,454    $   76,687    $   78,988    $   81,357    $   83,798
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  198,543    $  204,499    $  210,634    $  216,953    $  223,462

  Laundry Income                       $   29,389    $   30,271    $   31,179    $   32,114    $   33,078
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   88,168    $   90,813    $   93,537    $   96,343    $   99,234
                                       ------------------------------------------------------------------
      Subtotal Other Income            $  117,557    $  121,084    $  124,716    $  128,458    $  132,312
                                       ------------------------------------------------------------------

EFFECTIVE GROSS INCOME                 $2,400,802    $2,472,826    $2,547,010    $2,623,421    $2,702,123

OPERATING EXPENSES:
  Taxes                                $  336,245    $  346,332    $  356,722    $  367,424    $  378,447
  Insurance                            $   76,419    $   78,712    $   81,073    $   83,505    $   86,011
  Utilities                            $  128,385    $  132,236    $  136,203    $  140,289    $  144,498
  Repair & Maintenance                 $   36,681    $   37,782    $   38,915    $   40,083    $   41,285
  Cleaning                             $   77,948    $   80,286    $   82,695    $   85,176    $   87,731
  Landscaping                          $   90,175    $   92,880    $   95,666    $   98,536    $  101,493
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   41,266    $   42,504    $   43,780    $   45,093    $   46,446
  General Administrative               $  220,088    $  226,690    $  233,491    $  240,496    $  247,711
  Management                           $   96,032    $   98,913    $  101,880    $  104,937    $  108,085
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,103,239    $1,136,336    $1,170,426    $1,205,539    $1,241,705

  Reserves                             $   76,419    $   78,712    $   81,073    $   83,505    $   86,011

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $1,221,143    $1,257,777    $1,295,511    $1,334,376    $1,374,407

  Operating Expense Ratio (% of EGI)         46.0%         46.0%         46.0%         46.0%         46.0%
  Operating Expense Per Unit           $    4,310    $    4,439    $    4,572    $    4,709    $    4,850

Estimated Stabilized NOI     $1,100,086     Sales Expense Rate      3.00%
Months to Stabilized                  1     Discount Rate          10.75%
Stabilized Occupancy               95.0%    Terminal Cap Rate       9.75%

Gross Residual Sale Price      $14,096,486      Deferred Maintenance          $         0
  Less: Sales Expense          $   422,895      Add: Excess Land              $         0
                               -----------      Other Adjustments             $         0
Net Residual Sale Price        $13,673,592                                    -----------
PV of Reversion                $ 4,925,443      Value Indicated By "DCF"      $12,135,598
Add: NPV of NOI                $ 7,210,156                      Rounded       $12,100,000
                               -----------
PV Total                       $12,135,598


                          "DCF" VALUE SENSITIVITY TABLE

                                                                     DISCOUNT RATE
                                   -----------------------------------------------------------------------------
        TOTAL VALUE                   10.25%          10.50%          10.75%          11.00%            11.25%
----------------------------------------------------------------------------------------------------------------
                        9.25%      $12,817,364     $12,607,298     $12,401,838     $12,200,868       $12,004,274
                        9.50%      $12,674,417     $12,467,552     $12,265,215     $12,067,291       $11,873,668
TERMINAL CAP RATE       9.75%      $12,538,800     $12,334,973     $12,135,598     $11,940,564       $11,749,760
                       10.00%      $12,409,964     $12,209,022     $12,012,462     $11,820,173       $11,632,048
                       10.25%      $12,287,413     $12,089,216     $11,895,333     $11,705,655       $11,520,077

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
THE FAIRWAY, PLANO, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $136,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.25% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
THE FAIRWAY, PLANO, TEXAS

                                   THE FAIRWAY

                                                           TOTAL             PER SQ. FT.        PER UNIT        %OF EGI
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                             $  2,161,800        $       9.97        $   8,445

  Less: Vacancy & Collection Loss         8.00%         $    172,944        $       0.80        $     676

  Plus: Other Income
    Laundry Income                                      $     25,600        $       0.12        $     100        1.22%
    Garage Revenue                                      $          0        $       0.00        $       0        0.00%
    Other Misc. Revenue                                 $     76,800        $       0.35        $     300        3.67%
                                                        -------------------------------------------------------------
      Subtotal Other Income                             $    102,400        $       0.47        $     400        4.90%

EFFECTIVE GROSS INCOME                                  $  2,091,256        $       9.65        $   8,169

OPERATING EXPENSES:
  Taxes                                                 $    281,600        $       1.30        $   1,100       13.47%
  Insurance                                             $     64,000        $       0.30        $     250        3.06%
  Utilities                                             $    107,520        $       0.50        $     420        5.14%
  Repair & Maintenance                                  $     30,720        $       0.14        $     120        1.47%
  Cleaning                                              $     65,280        $       0.30        $     255        3.12%
  Landscaping                                           $     75,520        $       0.35        $     295        3.61%
  Security                                              $          0        $       0.00        $       0        0.00%
  Marketing & Leasing                                   $     34,560        $       0.16        $     135        1.65%
  General Administrative                                $    184,320        $       0.85        $     720        8.81%
  Management                              4.00%         $     83,650        $       0.39        $     327        4.00%
  Miscellaneous                                         $          0        $       0.00        $       0        0.00%

TOTAL OPERATING EXPENSES                                $    927,170        $       4.28        $   3,622       44.34%

  Reserves                                              $     64,000        $       0.30        $     250        3.06%

                                                        -------------------------------------------------------------
NET OPERATING INCOME                                    $  1,100,086        $       5.08        $   4,297       52.60%

  "GOING IN" CAPITALIZATION RATE                                9.25%

  VALUE INDICATION                                      $ 11,892,819        $      54.87        $  46,456

  PV OF CONCESSIONS                                    ($    136,000)

  "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                  $ 11,756,819

                               ROUNDED                  $ 11,800,000        $      54.44        $  46,094

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
THE FAIRWAY, PLANO, TEXAS

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE            VALUE             ROUNDED         $/UNIT          $/SF
---------------------------------------------------------------------------
  8.50%          $12,806,185       $12,800,000        $50,000        $59.06
  8.75%          $12,436,409       $12,400,000        $48,438        $57.21
  9.00%          $12,087,175       $12,100,000        $47,266        $55.83
  9.25%          $11,756,819       $11,800,000        $46,094        $54.44
  9.50%          $11,443,850       $11,400,000        $44,531        $52.60
  9.75%          $11,146,931       $11,100,000        $43,359        $51.21
 10.00%          $10,864,858       $10,900,000        $42,578        $50.29

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $11,800,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                   $12,100,000
Direct Capitalization Method                    $11,800,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
THE FAIRWAY, PLANO, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                    Not Utilized
Sales Comparison Approach        $11,400,000
Income Approach                  $12,000,000
Reconciled Value                 $11,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 28, 2003 the market value of the fee simple estate in the property is:

                                   $11,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE FAIRWAY, PLANO, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE FAIRWAY, PLANO, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE FAIRWAY, PLANO, TEXAS

                               SUBJECT PHOTOGRAPHS

              [PICTURE]                                [PICTURE]

   EXTERIOR - APARTMENT BUILDINGS           EXTERIOR - LANDSCAPE & FRONTAGE

              [PICTURE]                                [PICTURE]

   EXTERIOR - APARTMENT BUILDINGS           EXTERIOR - APARTMENT BUILDINGS

              [PICTURE]                                [PICTURE]

     EXTERIOR - TENNIS COURT                     EXTERIOR - COURTYARD

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE FAIRWAY, PLANO, TEXAS

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                          [PICTURE]

    INTERIOR - LIVING AREA                            INTERIOR- CLUBHOUSE

         [PICTURE]                                          [PICTURE]

  EXTERIOR - SWIMMING AREA                           INTERIOR - KITCHEN AREA

         [PICTURE]                                          [PICTURE]

  INTERIOR- LAUNDREY ROOM                            EXTERIOR - DUPLEX UNITS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE FAIRWAY, PLANO, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE FAIRWAY, PLANO, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

       COMPARABLE I-1                                COMPARABLE I-2

    POLO CLUB APARTMENTS                       MCCALLUM MEADOWS APARTMENTS
   5616 Spring Valley Road                       7760 McCallum Boulevard
         Dallas, TX                                    Dallas, TX

          [PICTURE]                                     [PICTURE]

        COMPARABLE I-3                               COMPARABLE I-4

COURTS OF MCCALLUM APARTMENTS                JEFFERSON AT PRESTON APARTMENTS
   7777 McCallum Boulevard                          6820 Preston Road
          Dallas, TX                                    Plano, TX

          [PICTURE]                                     [PICTURE]

       COMPARABLE I-5

  PARK ON PRESTON APARTMENTS
     17878 Preston Road
          Plano, TX

          [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
THE FAIRWAY, PLANO, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
         DESCRIPTION                                  SUBJECT                                            R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                    The Fairway                                       Summer Meadows
  Management Company               AIMCO                                             NA
LOCATION:
  Address                          1705 Coit Road                                    6000 Ohio Drive
  City, State                      Plano, Texas                                      Plano, TX
  County                           Collin                                            Collin
  Proximity to Subject                                                               3 Miles
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           216,736                                           335,538
  Year Built                       1979                                              1987
  Effective Age                    24                                                16
  Building Structure Type          Brick                                             Brick/Wood
  Parking Type (Gr., Cov., etc.)   Open                                              Open
  Number of Units                  256                                               387
  Unit Mix:                               Type              Unit   Qty.  Mo. Rent         Type               Unit   Qty.       Mo.
                                    1 1Br/1Ba - 1A10         677   112     $590       1 1Br/1Ba-A1             701   136      $  647
                                    2 1Br/1Ba - 1B10         827    56     $713         1Br/1Ba-A2             730    26      $  640
                                    3 2Br/2Ba - 2A20       1,000    55     $777       2 2Br/1Ba- B1            893   112      $  835
                                    4 2Br/2Ba - 2B20       1,200    33     $840       3 2Br/2Ba- B2          1,020    76      $  935
                                                                                      4 2Br/2Ba- B3          1,178    12      $  997
                                                                                        2Br/2.5Ba- B4        1,182    25      $1,005
  Average Unit Size (SF)           847                                               867
  Unit Breakdown:                    Efficiency       0%     2-Bedroom      34%        Efficiency       0%      2-Bedroom       58%
                                     1-Bedroom       66%     3-Bedroom       0%        1-Bedroom       42%      3-Bedroom        0%
CONDITION:                         Average                                           Average
APPEAL:                            Average                                           Average
AMENITIES:
  Unit Amenities                        Attach. Garage       X   Vaulted Ceiling          Attach. Garage           Vaulted Ceiling
                                     X  Balcony              X   W/D Connect.          X  Balcony              X   W/D Connect.
                                     X  Fireplace                                      X  Fireplace
                                     X  Cable TV Ready                                 X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                                  X  Swimming Pool
                                     X  Spa/Jacuzzi              Car Wash                 Spa/Jacuzzi              Car Wash
                                     X  Basketball Court         BBQ Equipment         X  Basketball Court         BBQ Equipment
                                        Volleyball Court         Theater Room             Volleyball Court         Theater Room
                                        Sand Volley Ball     X   Meeting Hall             Sand Volley Ball         Meeting Hall
                                     X  Tennis Court             Secured Parking       X  Tennis Court             Secured Parking
                                        Racquet Ball         X   Laundry Room             Racquet Ball         X   Laundry Room
                                        Jogging Track        X   Business Office          Jogging Track        X   Business Office
                                        Gym Room                                       X  Gym Room
OCCUPANCY:                         93%                                               91%
LEASING DATA:
  Available Leasing Terms                                                            6-12 months
  Concessions                                                                        Reduced Rents
  Pet Deposit                                                                        300
  Utilities Paid by Tenant:          X  Electric                 Natural Gas           X  Electric                 Natural Gas
                                     X  Water                    Trash                 X  Water                    Trash
  Confirmation                                                                       Klorisa
  Telephone Number                                                                   972-964-8199
NOTES:
COMPARISON TO SUBJECT:                                                               Similar

                                                    COMPARABLE                                        COMPARABLE
          DESCRIPTION                                 R - 2                                              R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Summer Crossing                                   Lodgetree Apartments
  Management Company               NA                                                NA
LOCATION:
  Address                          1500 Preston Road                                 3400 West Park Boulevard
  City, State                      Plano, TX                                         Plano, TX
  County                           Collin                                            Collin
  Proximity to Subject             1 Mile                                            0.5 Miles
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           186,876                                           408,256
  Year Built                       1986                                              1982
  Effective Age                    17                                                21
  Building Structure Type          Brick/Wood                                        Brick/Wood
  Parking Type (Gr., Cov., etc.)   Open                                              Open
  Number of Units                  297                                               480
  Unit Mix:                                Type             Unit   Qty.     Mo.            Type               Unit  Qty.      Mo.
                                    1 1Br/1Ba-A1             660   114     $619       1 1Br/1Ba-A1             674  168      $589
                                      1Br/1Ba-A2             725    16     $639       2 1Br/Den/1Ba-A2         873  128      $709
                                    2 1Br/1Ba- A3            896    32     $689       3 2Br/2Ba-B1             970  136      $769
                                      1Br/Den/1Ba- B1        927    16     $814       4 2Br/2Ba-B2           1,070   48      $839
                                    3 2Br/2Ba- B2          1,022    38     $869
                                    4 2Br/2Ba- B3          1,277    16     $989
  Average Unit Size (SF)           817                                               851
  Unit Breakdown:                    Efficiency       0%     2-Bedroom      40%        Efficiency       0%     2-Bedroom      38%
                                     1-Bedroom       60%     3-Bedroom       0%        1-Bedroom       62%     3-Bedroom       0%
CONDITION:                         Average                                           Average
APPEAL:                            Average                                           Average
AMENITIES:
  Unit Amenities                        Attach. Garage           Vaulted Ceiling          Attach. Garage           Vaulted Ceiling
                                     X  Balcony                  W/D Connect.          X  Balcony                  W/D Connect.
                                     X  Fireplace                                      X  Fireplace
                                     X  Cable TV Ready                                 X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                                  X  Swimming Pool
                                        Spa/Jacuzzi              Car Wash                 Spa/Jacuzzi              Car Wash
                                        Basketball Court         BBQ Equipment            Basketball Court         BBQ Equipment
                                        Volleyball Court         Theater Room             Volleyball Court         Theater Room
                                     X  Sand Volley Ball         Meeting Hall             Sand Volley Ball         Meeting Hall
                                     X  Tennis Court         X   Secured Parking          Tennis Court             Secured Parking
                                        Racquet Ball         X   Laundry Room             Racquet Ball         X   Laundry Room
                                        Jogging Track        X   Business Office          Jogging Track        X   Business Office
                                     X  Gym Room                                          Gym Room
OCCUPANCY:                         N/A                                               86%
LEASING DATA:
  Available Leasing Terms          6-12 months                                       3-12 months
  Concessions                      None                                              1 month free rent/7mo. Lease & 2 mo. on 13 mo.
  Pet Deposit                      250                                               300
  Utilities Paid by Tenant:          X  Electric                 Natural Gas           X  Electric                 Natural Gas
                                     X  Water                    Trash                 X  Water                    Trash
  Confirmation                     Chris                                             Darene
  Telephone Number                 888-273-7591                                      972-596-2732
NOTES:
COMPARISON TO SUBJECT:             Similar                                           Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE FAIRWAY, PLANO, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1            COMPARABLE R-2               COMPARABLE R-3
    SUMMER MEADOWS           SUMMER CROSSING            LODGETREE APARTMENTS
   6000 Ohio Drive          1500 Preston Road         3400 West Park Boulevard
      Plano, TX                  Plano, TX                    Plano, TX

      [PICTURE]                  [PICTURE]                    [PICTURE]

         N/A                        N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE FAIRWAY, PLANO, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE FAIRWAY, PLANO, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE FAIRWAY, PLANO, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE FAIRWAY, PLANO, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE FAIRWAY, PLANO, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Shayne Hatch provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                              ----------------------------
                                                   Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE FAIRWAY, PLANO, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE FAIRWAY, PLANO, TEXAS

                            FRANK A. FEHRIBACH, MAI

                     MANAGING PRINCIPAL, REAL ESTATE GROUP

   POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").
    EXPERIENCE

     Valuation      Mr. Fehribach has experience in valuations for resort
                    hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                    Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

     Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

   EDUCATION        University of Texas - Arlington
                     Master of Science - Real Estate
                    University of Dallas
                     Master of Business Administration - Industrial Management Bachelor of Arts - Economics

   STATE            State of Arizona
   CERTIFICATIONS    Certified General Real Estate Appraiser, #30828
                    State of Arkansas
                      State Certified General Appraiser, #CG1387N
                    State of Colorado
                      Certified General Appraiser, #CG40000445
                    State of Georgia
                      Certified General Real Property Appraiser, #218487
                    State of Michigan
                      Certified General Appraiser, #1201008081
                    State of Texas
                      Real Estate Salesman License, #407158 (Inactive)
                    State of Texas
                      State Certified General Real Estate Appraiser,
                      #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE FAIRWAY, PLANO, TEXAS

   PROFESSIONAL     Appraisal Institute, MAI Designated Member
   AFFILIATIONS     Candidate Member of the CCIM Institute pursuing Certified
                     Commercial Investment Member (CCIM) designation

   PUBLICATIONS     "An Analysis of the Determinants of Industrial Property
                    Valuation," Co-authored with Dr. Ronald C. Rutherford and
                    Dr. Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                    No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
THE FAIRWAY, PLANO, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE FAIRWAY, PLANO, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.